UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2016

ORBITAL TRACKING CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-25097	65-0783722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

18851 N.E. 29th Ave., Suite 700
Aventura, Florida 33180
(Address of principal executive offices zip code)

(305) 560-5355
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 3, 2016, Orbital Tracking Corp. (the “Company”) entered into an Executive Employment Agreement (the “Employment Agreement”) with David Phipps, its Chairman, President and Chief Executive Officer, effective January 1, 2016.  Under the Employment Agreement, Mr. Phipps will serve as the Company’s Chief Executive Officer and President, and receive an annual base salary equal to the sum of $144,000 and £48,000.  Mr. Phipps is also eligible for bonus compensation in an amount equal to up to fifty (50%) percent of his then-current base salary if the Company meets or exceeds criteria adopted by the Compensation Committee, if any, or Board and equity awards as may be approved in the discretion of the Compensation Committee or Board.  Also on March 3, 2016 and effective January 1, 2016, the Corporation’s wholly owned subsidiary Orbital Satcom Corp. (“Orbital Satcom”) and Mr. Phipps terminated an employment agreement between them dated February 19, 2015 (the “Original Agreement”) pursuant to which Mr. Phipps was employed as President of Orbital Satcom for an annual base salary of $180,000.  The other terms of the Original Agreement are identical to the terms of the Employment Agreement.  Mr. Phipps remains the President of Orbital Satcom.  The description of the Employment Agreement included herein is incomplete.  The Employment Agreement contains various additional terms and conditions which are included in Exhibit 10.1 and should be reviewed in its entirety.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The exhibits listed in the following Exhibit Index is furnished as part of the Current Report on Form 8-K.

Exhibit No.	Description

10.1	Executive Employment Agreement by and between Orbital Tracking Corp. and David Phipps

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 4, 2016

ORBITAL TRACKING CORP.
By:	/s/ Theresa Carlise
Name: Theresa Carlise
Title: Chief Financial Officer